Exhibit 10.9

RESTRICTED STOCK GRANT NOTICE

UNDER THE

SEAWORLD ENTERTAINMENT, INC.

2013 OMNIBUS INCENTIVE PLAN

(Employees – Performance-Based Shares)

SeaWorld Entertainment, Inc., a Delaware corporation (the “Company”), pursuant to its 2013 Omnibus Incentive Plan (the “Plan”), hereby grants to the Participant set forth below the “Maximum Number of Shares of Restricted Stock” set forth below. The shares of Restricted Stock are subject to all of the terms and conditions as set forth herein, in the Restricted Stock Agreement (attached hereto or previously provided to the Participant in connection with a prior grant), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:	[Participant Name]

Date of Grant:	[Date of Grant]

Performance Period:	The period commencing on January 1, 2015 and ending on December 31, 2017 (the “Performance Period”)

Target Number of Shares of Restricted Stock:	[Target No. of Shares of Restricted Stock]

Maximum Number of Shares of Restricted Stock:	[Maximum No. of Shares of Restricted Stock at Maximum Level of Performance]

Vesting Schedule:	The shares of Restricted Stock shall vest at such times and in such amounts as set forth in Exhibit A to the Restricted Stock Agreement.

*    *    *

THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS RESTRICTED STOCK GRANT NOTICE, THE RESTRICTED STOCK AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF SHARES OF RESTRICTED STOCK HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS RESTRICTED STOCK GRANT NOTICE, THE RESTRICTED STOCK AGREEMENT AND THE PLAN.

SEAWORLD ENTERTAINMENT, INC.	PARTICIPANT[1]

By:
Title:

1	To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute the Participant’s signature hereof.

RESTRICTED STOCK AGREEMENT

UNDER THE

SEAWORLD ENTERTAINMENT, INC.

2013 OMNIBUS INCENTIVE PLAN

Pursuant to the Restricted Stock Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Restricted Stock Agreement (this “Restricted Stock Agreement”) and the SeaWorld Entertainment, Inc. 2013 Omnibus Incentive Plan (the “Plan”), SeaWorld Entertainment, Inc., a Delaware corporation (the “Company”), and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

1. Grant of Shares of Restricted Stock. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the “Maximum Number of Shares of Restricted Stock” provided in the Grant Notice. The Company may make one or more additional grants of shares of Restricted Stock to the Participant under this Restricted Stock Agreement by providing the Participant with a new Grant Notice, which may also include any terms and conditions differing from this Restricted Stock Agreement to the extent provided therein. The Company reserves all rights with respect to the granting of additional shares of Restricted Stock hereunder and makes no implied promise to grant additional shares of Restricted Stock.

2. Vesting. Subject to the conditions contained herein and in the Plan, the shares of Restricted Stock shall vest and the restrictions on such shares of Restricted Stock shall lapse as provided in Exhibit A attached hereto. With respect to any share of Restricted Stock, the period of time that such share of Restricted Stock remains subject to vesting shall be its Restricted Period.

3. Issuance of Shares of Restricted Stock. The provisions of Section 9(d)(i) of the Plan are incorporated herein by reference and made a part hereof.

4. Treatment of Shares of Restricted Stock Upon Termination. The provisions of Sections 9(b) of the Plan are incorporated herein by reference and made a part hereof. In the event the Participant undergoes a Termination, the treatment of the unvested shares of Restricted Stock shall be set forth in Exhibit A attached hereto.

5. Company; Participant.

(a) The term “Company” as used in this Restricted Stock Agreement with reference to employment shall include the Company and its Subsidiaries.

(b) Whenever the word “Participant” is used in any provision of this Restricted Stock Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the shares of Restricted Stock may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.

6. Non-Transferability. The shares of Restricted Stock are not transferable by the Participant except to Permitted Transferees in accordance with Section 14(b) of the Plan. Except as otherwise provided herein, no assignment or transfer of the shares of Restricted Stock, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the shares of Restricted Stock shall terminate and become of no further effect.

7. Rights as Stockholder; Legend. The provisions of Sections 9(b) and 9(e) of the Plan are incorporated herein by reference and made a part hereof; provided, that any cash or in-kind dividends paid with respect to the shares of Restricted Stock which have not, prior to the record date of the dividend, become vested shall be withheld by the Company without interest and shall be paid to the Participant only when, and if, such shares of Restricted Stock shall become vested pursuant to Section 2.

8. Tax Withholding. The provisions of Section 14(d) of the Plan are incorporated herein by reference and made a part hereof.

9. Notice. Every notice or other communication relating to this Restricted Stock Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Corporate Secretary, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

10. No Right to Continued Service. This Restricted Stock Agreement does not confer upon the Participant any right to continue as an employee or service provider to the Company.

11. Binding Effect. This Restricted Stock Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

12. Waiver and Amendments. Except as otherwise set forth in Section 13 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Restricted Stock Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

13. Restrictive Covenants; Clawback/Forfeiture.

(a) Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees, in his capacity as an equity (and/or equity-based Award) holder in the Company, to the provisions of Appendix A to this Agreement (the “Restrictive Covenants”). Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 1 of Appendix A (or a material breach or material threatened breach of any of the provisions of Section 2 of Appendix A of this Agreement) would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Notwithstanding the foregoing and Appendix A, the provisions of Section 1(a)(i), (ii), (iii) and (iv)(B) of Appendix A shall not apply to the Participant if Participant’s principal place of employment is located in the State of California. The shares of Restricted Stock granted hereunder shall be subject to Participant’s continued compliance with such restrictions. For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company or any of its Affiliates.

(b) Notwithstanding anything to the contrary contained herein or in the Plan, if the Participant has engaged in or engages in any Detrimental Activity (including, without limitation, a breach of any of the covenants contained in Appendix A to this Agreement), then the Committee may, in its sole discretion, take actions permitted under the Plan, including: (i) cancel the shares of Restricted Stock, or (ii) require that the Participant forfeit any gain realized on the vesting of the Restricted Stock, and repay such gain to the Company. In addition, if the Participant receives any amount in excess of what the Participant should have received under the terms of this Restricted Stock Agreement for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), then the Participant shall be required to repay any such excess amount to the Company. Without limiting the foregoing, all shares of Restricted Stock shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law and applicable Company policies.

14. Governing Law. This Restricted Stock Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Notwithstanding anything contained in this Restricted Stock Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Restricted Stock Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of Delaware.

15. Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Restricted Stock Agreement, the Plan shall govern and control.

Exhibit A

1. Normal Vesting of Restricted Stock.

(a) The Performance Period shall be divided into three (3) consecutive one-year periods as follows:

from January 1, 2015 to December 31, 2015 (“Year 1”);

from January 1, 2016 to December 31, 2016 (“Year 2”); and

from January 1, 2017 to December 31, 2017 (“Year 3” and each referred to as a “Year”).

One-third (1/3) of the “Target Number of Shares of Restricted Stock” provided on the Grant Notice will be eligible to be earned (based on a multiple from 0% up to a maximum of 200%) pursuant to Section 1(b) below in each of Year of the Performance Period (each one-third, a “Tranche”) and the Earned Amount (as defined below) of each Tranche will be eligible to become vested pursuant to Section 1(c) below.

(b) During the first ninety (90) days of each of Year of the Performance Period, the Committee will determine a projected Consolidated EBITDA target for such Year (the “Annual Consolidated EBITDA Target”). For purposes of this Exhibit A, the term “Consolidated EBITDA” shall mean the Adjusted EBITDA which is publicly disclosed in (or otherwise calculated in a manner consistent with) the Company’s earnings release for the applicable fiscal year. In connection with foregoing, the Company’s Chief Financial Officer shall certify in writing to the Committee the Consolidated EBITDA for each Year.

Following the completion of each Year of the Performance Period, the Committee will determine the “Actual Performance Percentage” by calculating for the applicable Year the percentage by which the Company’s actual Consolidated EBITDA met or exceeded the Annual Consolidated EBITDA Target for such Year. The number of shares in the applicable Tranche of Restricted Stock that will be earned (the “Earned Amount”) with respect to each Year will be based on the achievement of Actual Performance Percentage as set forth in the table below:

Actual Performance Percentage* for the Applicable Year	Percentage of Tranche of Restricted Stock for the Applicable Year Earned**
Actual Performance Percentage less than [threshold]%	0%
Actual Performance Percentage greater than or equal to [threshold]%	50%
Actual Performance Percentage greater than or equal to [target]%	100%
Actual Performance Percentage greater than or equal to [maximum]%	200%

*	For an Actual Performance Percentage at least equal to [threshold]% which falls in between the levels set forth in the table above, the Committee shall apply straight-line interpolation to determine the Earned Amount for the applicable Tranche, provided that in no event shall the Earned Amount exceed 200% of any Tranche.

**	By way of illustration, if the “Target Number of Shares of Restricted Stock” in each Tranche is [ ] shares of Restricted Stock and the Company’s Actual Performance Percentage (x) in Year 1 is [ ]%, (y) in Year 2 is [ ]% and (z) in Year 3 is [ ]%, then the Earned Amount with respect to Year 1, Year 2 and Year 3 will be [ ] shares, [ ] shares and [ ] shares, respectively. [ ] shares of Restricted Stock will vest on the date the Committee determines the Actual Performance Percentage for Year 3.

The sum of the Earned Amount for each of Year 1, Year 2 and Year 3 is referred to as the “Total Earned Amount”. A number of shares of Restricted Stock equal to the Total Earned Amount will be eligible to vest pursuant to Section 1(c) below.

(c) Subject to Section 2 of this Exhibit A, provided the Participant has not undergone a Termination on or prior to the last day of the Performance Period, a number of shares of Restricted Stock equal to the Total Earned Amount shall vest and the restrictions on such shares of Restricted Stock shall lapse on the date (the “Normal Vesting Date”) on which the Committee determines the Actual Performance Percentage in respect of Year 3 of the Performance Period. Any remaining shares of unvested Restricted Stock that do not become vested in accordance with the preceding sentence (if any) shall immediately be forfeited to the Company by the Participant for no consideration as of the Normal Vesting Date.

2. Treatment of Shares of Restricted Stock Upon a Change in Control.

(a) Notwithstanding Section 1 of this Exhibit A, in the event a Change in Control that occurs during the Participant’s employment and prior to the Normal Vesting Date, to the extent outstanding and unvested at such time, a number of unvested Restricted Stock equal to the Specified Number (as defined below) shall remain outstanding and shall vest (and the restrictions thereon shall immediately lapse) on the later of (x) the last day of the Performance Period and (y) the date of the Change in Control, solely based on Participant’s continued employment with the Company through such date (and without regard to the conditions set forth in Sections 1(b) and (c) of this Exhibit). Any remaining shares of unvested Restricted Stock that do not become vested pursuant to the preceding sentence (if any) shall immediately be forfeited to the Company by the Participant for no consideration as of the last day of the Performance Period.

(b) For purposes of this Exhibit A, the term “Specified Number” shall mean:

(A) in the event a Change in Control occurs at any time during Year 1, the “Target Number of Shares of Restricted Stock” set forth on the Grant Notice,

(B) in the event a Change in Control occurs at any time during Year 2, the sum of (x) the Earned Amount with respect Year 1, (y) actual number of shares of Restricted Stock that would have been earned in accordance with Section 1 of this Exhibit A based on the Committee’s determination of the Actual Performance Percentage for the portion of Year 2 that has elapsed through the date of the Change in Control (the “Partial Period”) measured against an adjusted Annual Consolidated EBITDA Target which shall be pro-rated based on a fraction (i) the numerator of which is the number of days in the Partial Period and (ii) the denominator of which is the number of days in the Year 2 (such resulting number of shares, the “Pro-Rata Actual Performance Amount”) and (z) the number of shares of Restricted Stock in the Year 3 Tranche (assuming an Actual Performance Percentage of 100%);

(C) in the event a Change in Control occurs at any time during Year 3, the sum of (x) the Earned Amount with respect Year 1, (y) the Earned Amount with respect to Year 2 and (z) the Pro-Rata Actual Performance Amount with respect to Year 3; and

(D) in the event a Change in Control occurs at any time after the completion of Year 3 but before the Normal Vesting Date, the Total Earned Amount.

3. Treatment of Shares of Restricted Stock Upon Certain Terminations.

(a) In the Event of Participant’s Termination on or prior to the last day of the Performance Period other than under circumstances described in Sections 3(b) of this Exhibit A, all unvested shares of Restricted Stock shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination. For the avoidance of doubt, in the event the Participant’s Termination occurs after the last day of the Performance Period but prior to the Normal Vesting Date, the shares of Restricted Stock shall remain eligible to vest in accordance with Sections 1 and 2 of this Exhibit A.

(b) Notwithstanding anything to the contrary in Section 9(c)(ii) of the Plan:

(A) in the event of (i) Participant’s Termination by the Company other than for Cause, or (ii) Participant’s Termination due to death or Disability, in each case, on or prior to the last day of the Performance Period and within 12 months following a Change in Control, to the extent outstanding and unvested at such time, a number of shares of Restricted Stock (if any) equal to the Specified Number shall vest (and the restrictions thereon shall immediately lapse) as of the date of such Termination. Any remaining shares of unvested Restricted Stock that do not become vested pursuant to the preceding sentence (if any) shall immediately be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

(B) in the event of the Participant’s Termination due to death or Disability on or prior to the last day of the Performance Period and other than within 12 months following a Change in Control, to the extent outstanding and unvested at such time, a number of shares of Restricted Stock equal to the product of (x) the D&D Specified Number (as defined below) multiplied by (y) a fraction, the numerator of which is equal to the number of completed months that have elapsed in the Performance Period through and including the date of such Termination and the denominator of which is equal to 36, (rounded up to the nearest whole number) shall vest (and the restrictions thereon shall immediately lapse) as of the date of such Termination. Any remaining shares of unvested Restricted Stock that do not become vested pursuant to the preceding sentence (if any) shall immediately be forfeited to the Company by the Participant for no consideration as of the date of such Termination. For purposes of this paragraph, the term “D&D Specified Number” shall mean the Specified Number (as defined in Section 2(b) of this Exhibit A) assuming solely for purposes of this definition (and not for purposes of the vesting of shares of Restricted Stock under Section 3(b)(B) of this Exhibit A) that a Change in Control had occurred on the date of the Participant’s Termination due to death or Disability.

Appendix A

Restrictive Covenants

1.	Non-Competition; Non-Solicitation; Non-Disparagement.

(a) Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:

(i) During Participant’s employment with the Company or its Subsidiaries (the “Employment Term”) and for a period of one year following the date Participant ceases to be employed by the Company or its Subsidiaries (the “Restricted Period”), Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Restricted Group in the Business, the business of any then current or prospective client or customer with whom Participant (or his direct reports) had personal contact or dealings on behalf of the Company during the one-year period preceding Participant’s termination of employment.

(ii) During the Restricted Period, Participant will not directly or indirectly:

(A) engage in the Business in any geographical area that is within 100 miles of any geographical area where the Restricted Group engages in the Business, including the greater metropolitan areas of Orlando, Florida, Tampa, Florida, San Diego, California, San Antonio, Texas, Williamsburg, Virginia and Philadelphia/Langhorne, Pennsylvania;

(B) enter the employ of, or render any services to, a Core Competitor, except where such employment or services do not relate in any manner to the Business;

(C) acquire a financial interest in, or otherwise become actively involved with, any Person engaged in the Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D) intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors.

(iii) Notwithstanding anything to the contrary in this Appendix A, Participant may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Core Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Participant (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(iv) During the Employment Term and for a period of two years from the date Participant ceases to be an employed by the Company or its Subsidiaries, Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A) solicit or encourage any employee of the Restricted Group to leave the employment of the Restricted Group;

(B) hire any executive-level employee who was employed by the Restricted Group as of the date of Participant’s termination of employment with the Company or who left the employment of the Restricted Group coincident with, or within one year prior to or after, the termination of Participant’s employment with the Company; or

(C) encourage any material consultant of the Restricted Group to cease working with the Restricted Group.

(v) For purposes of this Appendix A:

(A) “Restricted Group” shall mean, collectively, the Company and its Subsidiaries and, to the extent engaged in the Business, their respective Affiliates.

(B) “Business” shall mean the entertainment and theme park business.

(C) “Core Competitor” shall mean Walt Disney Parks and Resorts, Universal Studios, Six Flags, Inc., Cedar Fair Entertainment Company and Merlin Entertainments Group Ltd. and each of their respective Affiliates.

(b) Non-Disparagement. Participant will not at any time (whether during or after Participant’s Employment Term) make public statements or public comments intended to be (or having the effect of being) of defamatory or disparaging nature regarding (including any statements or comments likely to be harmful to the business, business reputation or personal reputation of) the Company or any of its Subsidiaries or Affiliates or any of their respective businesses, shareholders, members, partners, employees, agents, officers, directors or contractors (it being understood that comments made in Participant’s good faith performance of his duties hereunder shall not be deemed disparaging or defamatory for purposes of this paragraph); provided that the Participant shall be permitted to make truthful disclosures that are required by applicable law, regulations or order of a court or government agency.

(c) It is expressly understood and agreed that although Participant and the Company consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against Participant, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(d) The period of time during which the provisions of Section 1(a) shall be in effect shall be extended by the length of time during which Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(e) The provisions of Section 1 hereof shall survive the termination of Participant’s employment for any reason, including but not limited to, any termination other than for Cause (except as otherwise set forth in Section 1 hereof).

(f) The provisions of Section 1(a)(i), (ii), (iii) and (iv)(B) hereof shall not apply if Participant’s principal place of employment is in the state of California.

2.	Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) Participant will not at any time (whether during or after Participant’s Employment Term) (x) retain or use for the benefit, purposes or account of Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of Participant’s duties under Participant’s employment and pursuant to customary industry practice), any non-public, proprietary or confidential information —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Participant’s breach of this covenant; (b) made legitimately available to Participant by a third party without breach of any confidentiality obligation of which Participant has knowledge; or (c) required by law to be disclosed; provided that with respect to subsection (c) Participant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, Participant will not disclose to anyone, other than Participant’s family (it being understood that, in this Agreement, the term “family” refers to Participant, Participant’s spouse, children, parents and spouse’s parents) and advisors, the existence or contents of this Agreement; provided that Participant may disclose to any prospective future employer the provisions of this Appendix A. This Section 2(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement) to the extent so disclosed.

(iv) Upon termination of Participant’s employment with the Company for any reason, Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or Affiliates and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Participant’s possession or control (including any of the foregoing stored or located in Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

(b) Intellectual Property.

(i) If Participant has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Participant’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Participant hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii) If Participant creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Participant’s employment by the Company and within the scope of such employment and with the use of any the Company resources (“Company Works”), Participant shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii) Participant shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason, after reasonable attempt, to secure Participant’s signature on any document for this purpose, then Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Participant’s agent and attorney in fact, to act for and in Participant’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.

(iv) Participant shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Participant shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Participant, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest. Participant acknowledges that the Company may amend any such policies and guidelines from time to time, and that Participant remains at all times bound by their most current version from time to time previously disclosed to Participant.

(v) The provisions of Section 2 hereof shall survive the termination of Participant’s employment for any reason (except as otherwise set forth in Section 2(a)(iii) hereof).